As filed with the Securities and Exchange Commission on June 11, 1998


                                                      Registration No. 333-46633

                       SECURITIES AND EXCHANGE COMMISSION

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMERICA ONLINE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                   54-1322110
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

           22000 AOL Way, Dulles, Virginia 20166-9323 (703) 448-8700
      (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                                 Stephen M. Case
                             Chief Executive Officer
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Sheila A. Clark, Esquire
                               Vice President and
                             Deputy General Counsel
                              America Online, Inc.
                                  22000 AOL Way
                           Dulles, Virginia 20166-9323
                                 (703) 448-8700

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                              CALCULATION OF REGISTRATION FEE

           Title of each class of             Amount to be registered     Proposed maximum        Proposed maximum      Amount of
       securities to be registered(1)                                      offering price        aggregate offering    registration
                                                                              per unit                 price               fee
4% Convertible Subordinated Notes due
November 15, 2002......................            $350,000,000              100%(2)(3)           $350,000,000(2)      $103,250(7)

Common Stock, par value $.01 per share(4)      6,705,790(4) shares               --                      --               -- (6)

Common Stock, par value $.01 per share.          204,139(5) shares              $(7)                    $(7)               (7)

         Total.........................                 --                       --                     $(7)               (7)

 (1) Common Stock being registered hereby includes associated Preferred
     Share Purchase Rights, which initially are attached to and traded with the shares of the Registrant's Common Stock. Value attributable to such rights, if any, is reflected in the market price of the Common Stock.
 (2) Estimated  solely for the purpose of calculating the  registration fee in accordance with Rule 457(i) of the Securities Act of 1933.
 (3) Exclusive of accrued interest and distributions, if any.
 (4) Such shares of Common Stock are issuable upon conversion of the Convertible Notes registered hereunder. Pursuant to Rule 416, this
     Registration Statement also covers such shares as may be issued upon conversion of the Convertible Notes as a result of anti-dilution adjustments. Adjusted to reflect the Company's two-for-one stock split paid on March 16, 1998.
 (5) Adjusted to reflect the Company's two-for-one stock split paid on March 16, 1998 and to add 107,581 additional shares held by selling stockholders.
 (6) Pursuant to Rule 457(i) of the Securities Act of 1933, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
 (7) The Registrant paid a fee of $104,846 with the filing of the initial registration statement on February 20, 1998. The 96,558 increase in the number of registered shares is due to a two-for-one stock split paid on March 16, 1998 and no additional fee is due on these shares pursuant to Rule 416(b) of the Securities Act of 1933. The Company is also registering 108,581 additional shares for a registration fee of $2,690 estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on June 8, 1998.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Issuable upon Conversion thereof

                                       and


                         204,139 Shares of Common Stock

         This Prospectus relates to (i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of America Online, Inc., a Delaware corporation (the "Company" or "America Online"), held by certain selling securityholders described herein (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares") together with (ii) 204,139 shares of Common Stock unrelated to the Notes (the "Resale Stock") held by certain selling securityholders described herein (the "Stock Selling Securityholders," and together with the Note Selling Securityholders, the "Selling Securityholders"). The Notes were issued and sold on November 17, 1997 to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.


         The Notes, Conversion Shares and Resale Stock (collectively, the "Offered Securities") may be offered and sold from time to time by the Selling Securityholders pursuant to this Prospectus. The Offered Securities may be sold by the Selling Securityholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Securityholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Securityholders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Securityholders and any broker/dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.


         The Notes are convertible into shares of Common Stock of the Company at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $52.1937 per share (equivalent to 19.1594 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. The Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol AOL. On June 10, 1998, the closing sale price of the Common Stock, as reported by the NYSE, was $89.25 per share.


         Interest on the Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998. The Notes may be redeemed at the option of the Company on or after November 15, 2000, in whole or in part at the redemption prices set forth herein. See "Description of Notes--Optional Redemption." The Notes are not entitled to any sinking fund.

         In the event of a Change in Control (as defined in the Indenture pursuant to which the Notes were issued), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes--Repurchase at Option of Holders Upon a Change in Control."


         The Notes are general, unsecured obligations subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of March 31, 1998, the Company had approximately $576,001,000 of indebtedness and other liabilities
(including amounts available under a credit facility) that would have constituted Senior Debt. As of March 31, 1998, the Company had approximately $376,001,000 of Senior Debt outstanding. As of March 31, 1998, the Company's subsidiaries had approximately $105,178,000 of indebtedness and other liabilities (including trade payables and excluding intercompany liabilities) as to which the Notes would have been effectively subordinated. See "Description of Notes." The Indenture does not restrict the Company or its subsidiaries from incurring additional Senior Debt or other indebtedness or liabilities. See "Description of Notes."


    THE NOTES AND COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


         No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                     The date of this Prospectus is             , 1998.


                              AVAILABLE INFORMATION

         The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including America Online) that file electronically with the Commission. The address of this site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AOL" and reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

         The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed pursuant to Section 13 or 15(d) of the Exchange Act (File Number 0-19836).


                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997, as amended, and March 31, 1998 filed pursuant to Section 13 or 15(d) of the Exchange Act (File Number 0-19836).

                  (c) The Company's Current Reports on Forms 8-K for events dated September 7, 1997, November 12, 1997, November 17, 1997, January 31, 1998 (as amended on April 17, 1998), February 13, 1998 and June 5, 1998 filed pursuant to Section 13 or 15(d) of the Exchange Act (File No. 0-19836).



         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Sheila A. Clark, Vice President and Deputy General Counsel, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323, telephone number (703) 448-8700.

                                TABLE OF CONTENTS

                                                                       Page


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                        2

SUMMARY                                                                  4

RISK FACTORS                                                             6

USE OF PROCEEDS                                                         13

RATIO OF EARNINGS TO FIXED CHARGES                                      14

DESCRIPTION OF NOTES                                                    14

DESCRIPTION OF CAPITAL STOCK                                            27

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES                            31

SELLING SECURITYHOLDERS                                                 34

PLAN OF DISTRIBUTION                                                    38

LEGAL MATTERS                                                           38

EXPERTS                                                                 39

                                     SUMMARY

         The following summary of the business of the Company is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this Prospectus.

The Company


         America Online, including its subsidiaries, is a global leader in interactive services, with over $1.6 billion in revenues during fiscal 1997. The Company's AOL Internet online service has approximately 12 million members worldwide as of April 1998, a 100% increase from two years earlier. The Company has acquired the worldwide online services businesses of CompuServe Corporation, which has more than 2 million members worldwide as of April 1998. The Company generates revenues principally through subscription fees, as well as increasingly from advertising, commerce and other revenues. The Company offers its AOL Internet online services in the U.S. and Canada and, through joint ventures, in Austria, France, Germany, Japan, Sweden, Switzerland and the United Kingdom, and offers access to its AOL service in over 100 countries.


         The Company's mission is to become the recognized leader in the global interactive medium that is changing the way people communicate, stay informed, are entertained, learn, shop and do business. To accomplish this mission, the Company's strategy is to continue to improve and expand its service by building unique and engaging programming and other content and services for delivery into every home through every distribution means available. The Company seeks to establish and build its brand names, among others, America Online, AOL, AOL Studios, CompuServe, AOL.COM and AOL Instant Messenger. By offering a broad range of high quality Internet online branded content, products and services, the Company seeks to build its subscriber base as a platform for increasing subscription revenues and revenues from advertising and electronic commerce.


         The Company has reorganized its operations into three interactive service and content brand groups, AOL Interactive Services, CompuServe Interactive Services and AOL Studios. Through its AOL Interactive Services group, which oversees the Company's AOL Internet online service as well as the AOL.COM website and AOL Instant Messenger, the Company offers its members a broad range of original programming, features and tools. The AOL service includes five screennames for each account, member service and support 24 hours a day, 7 days a week and personal tools designed to encourage members to share information and ideas and to customize the AOL service to best suit their individual and business needs. Offerings include electronic mail, Buddy Lists, Instant Messages, interactive news and magazines, entertainment, weather, sports, games, stock quotes, financial services transactions, online shopping, Internet access with search capabilities, software files, computing support, online classes and auditorium events, online meeting rooms and conversations
(chat), and parental, mail and marketing controls.

         On January 31, 1998, the Company completed the acquisition of the worldwide online services businesses of CompuServe Corporation, and entered into a joint venture agreement to operate the CompuServe European online business in partnership with Bertelsmann AG. The Company operates the CompuServe online services businesses for the United States and the rest of the world (other than Europe) through a wholly-owned subsidiary, CompuServe Interactive Services, Inc., a Delaware corporation, which comprises the Company's CompuServe Interactive Services group. The AOL Bertelsmann joint venture is operated through CompuServe Interactive Services Ltd., an Irish company, owned 50% each by the Company and Bertelsmann.


         Through its AOL Studios unit, the Company creates and builds original content for current AOL online services (AOL Interactive Services and CompuServe Interactive Services), future AOL services and AOL web based service offerings (AOL.COM), focusing on branded properties in categories such as local content, multiplayer games, entertainment, romance, sports and women's issues. AOL Studios manages AOL's interest in Digital City, Inc. ("DCI"), which is owned approximately 80% by the Company and 20% by the Tribune Company. DCI provides local, community-based interactive content and services.

         America Online was incorporated in Delaware on May 24, 1985. The Company's principal executive offices are located at 22000 AOL Way, Dulles, Virginia 20166-9323. Its telephone number at that address is (703) 448-8700.

Recent Developments



         New Shareholder Rights Plan. The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan") that has been implemented by declaring a dividend, distributable to shareholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. All rights granted under the Company's former shareholder rights plan have been redeemed in conjunction with the implementation of the New Plan. The Rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date. See "Risk Factors--Anti-Takeover Defense Provisions" and "Description of Capital Stock--New Shareholder Rights Plan."

         Investment in the FamilyEducation Company. In April 1998, the Company and the FamilyEducation Company announced that they entered into a strategic relationship to build online school communities. The Company will invest in the FamilyEducation Company, and the FamilyEducation Network (FEN) will become an anchor tenant within the Company's Research & Learn and Families channels under a four-year exclusive carriage agreement. The Company will promote FEN online and conduct a local parental awareness campaign designed to involve Company members nationwide. See "Risk Factors--Relationships with Providers."

         NetChannel Acquisition. In May 1998, the Company announced that it will acquire NetChannel, Inc., a Web-enhanced television company. The acquisition will allow the Company to use NetChannel's programming development experience and technology in connection with the development of an AOL-branded service to offer interactive content developed for the television medium. The total purchase price will be approximately $29 million, comprised of approximately $17 million in cash and $12 million of net assumed liabilities.

         NetChannel, Inc. is a Web-based personalized television company that was founded in 1996. The NetChannel service, launched in September 1997, was discontinued on May 3, 1998. It had approximately 10,000 subscribers. Its hardware partner was Thomson Consumer Electronics, which supported the NetChannel service on its RCA Network Computers. See "Risk Factors--Acquisitions."

         Mirabilis   Acquisition.   The  Company  acquired   Mirabilis  Ltd,  an
Israel-based company, on June 5, 1998 pursuant to an Agreement of Purchase and Sale under which America Online acquired the assets of Mirabilis, including its ICQ instant communications and chat technology, for $287 million in cash and contingent payments starting in America Online's fiscal year 2001 of up to $120 million over three years based on certain specified growth performance standards. A substantial portion of the $287 million purchase payment is expected to be accounted for as in-process R&D in the Company's fourth quarter ending June 30, 1998. The business will continue to be based largely in Tel Aviv and operated as a free Web-based service with its own brand identity. Launched in November 1996, ICQ's instant communications and chat technology informs users when family, friends and business colleagues are online and enables them to exchange messages in real-time. As of June 1998, more than 12 million users have registered to use the technology.
See "Risk Factors--Acquisitions."


                                  RISK FACTORS

         An investment in the Notes and Common Stock being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing the Notes and Common Stock offered hereby. This Prospectus and other statements made by the Company to the public contain and incorporate by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Form 10-K") and in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 and in "Business" in the Company's Form 10-K, incorporated by reference into this Prospectus. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.


Competition


         The Company competes in a rapidly-changing marketplace with a wide range of other companies in the communications, advertising, entertainment and information, media, direct mail and commerce fields. Current competitors of the Company for usage, subscribers, advertising and electronic commerce include online services (for example, the Microsoft Network and Prodigy Services Company), various national and local Internet service providers using industry-standard browser and navigational software, long distance and regional telephone companies who may offer competing services directly to their customers as part of their telephone service (among others, AT&T Corp., MCI Communications Corporation and various regional Bell operating companies), cable companies, and suppliers of operating systems or personal computer manufacturers who may incorporate functional equivalents to the Company's services in their products. The Company also competes for usage and advertising and electronic commerce revenues with major Web sites operated by search services and other companies such as Yahoo! Inc., Netscape Communications Corporation, Infoseek Corporation, CNET, Inc., Lycos, Inc. and Excite, Inc. Recently announced strategic alliances among certain of the Company's competitors (for example, Yahoo! with MCI, Excite with each of AT&T and Netscape, and Lycos with AT&T) could strengthen the Company's competition. On a broader scale, the Company competes with global media companies such as newspapers, radio and television stations and content providers, such as CBS Corporation, The Walt Disney Company and Time Warner Inc., and with direct marketing and telemarketing companies.

         The development of midband and broadband distribution technologies, including cable Internet access services offered by @Home Network, Road Runner Group (owned by Time Warner Inc.) and MediaOne, Inc. (a subsidiary of US WEST Media Group), advanced telephone-based access services offered through digital subscriber line (DSL) technologies offered by local telecommunications companies and other advanced digital services offered by broadcast and satellite companies, is intensifying the competition to which the Company is subject. Emerging convergent technologies offering combinations of television and interactive computer services, such as those offered by WebTV, offer yet an additional competitive alternative to the offerings of the Company. The Company has recently announced that it has agreed to acquire NetChannel, Inc., but there can be no assurance that the acquisition will be consummated or that its technology will become commercially successful. See "Summary--Recent Developments" and "Risk Factors--Changing Technologies."

         Some of the present competitors and potential future competitors of the Company may have greater financial, technical, marketing and/or personnel resources than the Company. The competitive environment could (i) require price reductions and increased spending on marketing, network capacity, content procurement and product development, (ii) limit the Company's opportunities to enter into and/or renew agreements with content providers and distribution partners, (iii) limit its ability to develop new products and services, (iv) limit its ability to continue to grow its subscriber base, (v) result in increased attrition in the Company's subscriber base and (vi) negatively impact the Company's ability to meet its business objective of changing its business model into one in which increasingly more revenues and profits are generated from sources other than online service subscription revenues, such as advertising and electronic commerce. Any of the foregoing events could have an impact on revenues or result in an increase in costs as a percentage of revenues, which could have a material adverse effect on the Company's business, financial condition and operating results.


Network Capacity and Operations

         Among other pricing plans, the Company has adopted a flat-rate pricing plan which provides access to AOL for a flat monthly fee with no additional hourly charges (the "Flat-Rate Plan"). Due to the rapid growth in subscriber usage resulting from flat-rate pricing, the Company and its data communications access providers have at times experienced difficulty in providing adequate server and network capacity, respectively. As a result, members at times have encountered difficulty in accessing and using the AOL service. In response to such difficulties, the Company has increased its investments in system capacity, including constructing a new data center and adding network modems, but there can be no assurance that access problems will not recur.


         America Online employs a diversified portfolio approach in designing, structuring and operating its network services. America Online manages AOLnet, a TCP/IP network of third-party network service providers, including Sprint Corporation, BBN Corporation, a part of GTE Internetworking, and WorldCom, Inc.'s wholly-owned subsidiaries ANS Communications, Inc. (acquired from the Company) and UUNET Technologies, Inc. The Company anticipates continuing to build AOLnet, in order to increase its network capacity, provide its members with higher speed access, and reduce data network costs on a per-hour basis. There can be no assurance that the AOLnet build-out or other efforts to expand server and network capacity will be successful, or if they are successful, that customer demand will develop for the capacity created, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results. Also, a substantial majority of the Company's network services are provided on a fixed cost or minimum commitments basis. Accordingly, if the number of subscribers or usage significantly decreases, network costs will not correspondingly decrease; as a result, any such decrease in subscribers or usage could cause a material adverse effect on the Company's business, financial condition and operating results.

         In addition, supply shortages exist from time to time for local exchange carrier lines from local telephone companies that the Company requires to expand network capacity. The buildout of AOLnet requires a substantial investment in telecommunications equipment, which the Company is financing principally through leasing and asset-backed debt financing. Supply shortages or the failure to obtain the necessary financing for the buildout of AOLnet could have a material adverse effect on the Company's ability to expand network capacity.

         The CompuServe Interactive Service relies on data network services provided pursuant to a Network Services Agreement between AOL, CompuServe Incorporated, a wholly-owned subsidiary of WorldCom, and UUNet Technologies, Inc., with an initial term ending December 31, 2002, subject to possible extension by AOL under certain circumstances. AOL has committed to use exclusively the network services for the CompuServe service provided under such agreement through 1999 and for at least 66% of the usage under the CompuServe service for the remainder of the initial term of the agreement. The smooth operation of and access capacity on the CompuServe service are dependent on the network services provided under the agreement and are subject to disruptions resulting from service failures by the network services provider.

         The Company's operations are dependent on its ability to protect its computer equipment and the information stored in its data centers against damage by fire, power loss, telecommunications failures, service failures by third party network service providers, unauthorized intrusions and other events. Although the Company believes it has taken prudent measures to reduce the risk of interruption in its operations for such causes, there can be no assurance that these measures will be sufficient. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on its business, financial condition and operating results. Although the Company carries property and business interruption insurance to cover its operations, the coverage may not be adequate to compensate for losses that may occur. Software defects and server and network expansion could also cause service outages, and although the Company has made efforts to reduce outages, there can be no assurance that its efforts to reduce outages will be successful, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.


Increasing Usage and Costs; Effects of Price Increase on Costs, Margins and Revenues


         The Company's business model relies both on online service revenues from subscription fees and on revenues generated from non-subscription based sources such as advertising, electronic commerce and sales of merchandise. Since the adoption of the Flat-Rate Plan in December 1996, the Company has experienced greater increases than anticipated in the average total usage hours per member per month (from less than 17 hours per member per month in the third quarter of fiscal 1997 to over 23 hours per member per month in the third quarter of fiscal
1998). While the growth and management of AOLnet have provided overall lower per hour data communications costs, such lower costs have been and are expected to continue to be offset by the additional costs of network services resulting from increased total usage hours.

         In response to increasing usage and consequent data communications costs, the Company has, effective April 1, 1998, increased the monthly fee under the Flat-Rate Plan by $2.00 per month (the "Price Increase"), in an effort to increase subscription-based revenues in an amount sufficient to offset the additional costs associated with additional usage and to fund continuing additional investments needed to maintain and enhance the member experience. Any resulting increase in subscription-based revenues may not be sufficient to offset increasing usage and data communications costs or to fund the investments necessary to maintain and enhance the member experience.

         The Price Increase may result in new competitive pricing actions or offerings or cause existing competitive offerings to the AOL service to become more attractive to AOL members. The Price Increase may have a material adverse effect on the Company's performance by reducing demand for the AOL service among existing or prospective subscribers, slowing or reversing subscriber growth or reducing subscriber retention rates. If subscriber growth slows or reverses or retention rates decrease, growth in the advertising, commerce and other revenues may slow and may require that the Company increase its marketing expenses beyond what may otherwise be anticipated. The Company believes that reduced growth in advertising, commerce and other revenues or that increases in marketing expenses would cause a reduction in gross and operating margins. Therefore, there can be no assurance that the Price Increase will increase subscription-based revenues or that the Price Increase will not lead to a significant decrease in non-subscription based revenues. The described effects of the Price Increase on costs, margins, revenues and competitive conditions could have a material adverse effect on the Company's business, financial condition and operating results.


Changing Business Conditions

         The changing business model and resulting expansion of its business and changes in its operations have placed significant demands on the Company's administrative, operational and financial resources. The Company's future performance will depend in part on its ability to manage its growth and to adapt its administrative, operational and financial control systems to the needs of an expanded and evolving entity. The failure of management to anticipate, respond to and manage changing business conditions could have a material adverse effect on the Company's business, financial condition and results of operations.

Seasonality

         The growth in subscriber acquisitions and usage appears to be highest in the second and third fiscal quarters, when sales of new computers and computer software are highest due to the holiday season, and following the holiday season, when new computer and software owners are discovering Internet online services while spending more time indoors due to winter weather. However, because of the Company's limited history with the Flat-Rate Plan (which was adopted effective as of December 1, 1996), the Company does not know whether such increases in subscriber acquisitions and usage are primarily attributable to seasonal factors or to increased demand for Internet online services as a result of the growing market demand and utility for such services.


         Beginning with the second quarter of fiscal 1998, the Company believes it has begun to see the effects of seasonality in securing advertising commitments. The Company expects that advertising commitments will be highest in the second fiscal quarter each year due to calendar-year budgeting cycles of many advertisers. However, because of the Company's recent focus on developing advertising revenues, the Company does not know whether increases in securing advertising commitments are due to seasonal factors or to increased interest by advertisers in the Company's medium and distribution channels or other factors.


Relationships with Providers


         As the marketplace in which the Company operates changes and as competition intensifies in the online services markets, it may become more difficult or expensive to secure and maintain relationships with electronic commerce, advertising, marketing, technology and content providers. Although the Company does not believe that any single relationship is material to its business, financial condition, or results of operations, there can be no assurance that the failure to establish new relationships or that the loss of a number of relationships or significantly increased costs or decreased revenues, as the case may be, to maintain relationships would not have a material adverse effect on the Company's business, financial condition and operating results. In addition, the Company faces risks associated with accepting warrants in lieu of cash in certain electronic commerce agreements, as the value of such warrants is dependent upon the common stock price of the issuer at the time the warrants are earned.


Acquisitions


         Since the beginning of January 1996, the Company has acquired or merged with, among others, the Johnson-Grace Company, the ImagiNation Network, Inc. (doing business as WorldPlay Entertainment), LightSpeed Media, Inc., Extreme Fans, Inc., Personal Library Software, Total New York, Inc. (which was acquired by Digital City, Inc., an approximately 80%-owned subsidiary of the Company) and, on January 31, 1998, the worldwide online services businesses of CompuServe Corporation ("CompuServe Interactive"). The Company announced in May, 1998 that it had agreed to acquire NetChannel, Inc., a Web-enhanced television company and announced on June 8, 1998 that it had acquired the assets of Mirabilis Ltd, including its ICQ instant communications and chat technology. There can be no assurance that CompuServe Interactive, NetChannel and Mirabilis can be successfully managed and operated by the Company. See "Summary--Recent Developments." Acquisitions by the Company involve risks, including successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of the attention of existing management from other ongoing business concerns. In addition, acquisitions may result in significant charges for in-process research and development or other matters. Any of these factors could have a material adverse effect on the Company's business, financial condition and operating results.


New Businesses, Operations and International Ventures

         The Company pursues new products and services to leverage its technological and other competencies. There can be no assurance that the Company will be able to successfully develop, or achieve commercial acceptance for, these new products and services. Demand for and market acceptance of new products and services are subject to a high degree of uncertainty.

         Critical issues concerning commercial activities via the Internet, including security, reliability, cost, ease of use and access, remain unresolved and may adversely impact the growth and development of the Company's business.

         The Company offers its online services in the United States and Canada, and through joint ventures, in Austria, France, Germany, Japan, Sweden, Switzerland, and the United Kingdom. The Company has recently announced its intention to offer online services, through a joint venture, in Australia and, through a license and distribution arrangement, in Hong Kong in 1998. In addition, the Company's acquisition of CompuServe's business has significantly expanded its presence in Europe and Japan. There can be no assurance that the Company or its partners will be able to, or to continue to, successfully market, sell and deliver its services in these markets. In addition, there are certain significant risks inherent in doing business on an international level, such as laws governing content that differ greatly from those in the United States, unexpected changes in regulatory requirements, political risks, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, fluctuations in currency exchange rates, issues regarding intellectual property and potentially adverse tax consequences, any or all of which could impact the Company's international operations.
See "Risk Factors--Government Regulation; Legal Uncertainties."

Changing Technologies

         As the marketplace in which the Company operates continues to evolve, the Company will be required to offer its existing services through advanced distribution technologies such as cable, satellite, broadcast and enhanced telephone distribution, and to offer advanced services such as voice and full-motion video. Currently, Internet online services are accessed primarily through standard telephone systems by personal computers via modems. As online and interactive digital services, including Internet access, entertainment and information services become accessible by cable, satellite, television or other consumer electronic devices, and become commercially deliverable over other wired conduits such as digital subscriber lines, coaxial and fiber optic cable, the Company may have to develop new technology or modify its existing technology to keep pace with these developments. Competitors of the Company have better access to those technologies and could gain advantage by implementing new access technologies more quickly and at lower cost than the Company. Pursuit of these technological advances will require substantial expenditures, and there can be no assurance that the Company will succeed in adapting its online service business to alternate access devices and conduits as rapidly or successfully as its competitors. See "Risk Factors--Competition."

Government Regulation; Legal Uncertainties

         In the United States and most countries in which the Company conducts its major operations, the Company is not currently subject to direct regulation other than pursuant to laws applicable to businesses generally. Adverse changes in the legal or regulatory environment relating to the interactive online services and Internet industry in the United States, Europe, Japan or elsewhere could have a material adverse effect on the Company's business, financial condition and operating results. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are now under consideration. The Company is unable at this time to predict which, if any, of such proposals may be adopted and, if adopted, whether such proposals would have an adverse effect on the Company's business, financial condition and operating results. See also "Risk Factors--New Businesses, Operations and International Ventures."

         Moreover, the manner in which existing domestic and foreign laws (including Directive 95/46/EC of the European Parliament and of the European Council on the protection of individuals with regard to the processing of personal data and on the free movement of such data, to become effective in the individual member states by October 24, 1998) will or may be applied to online service and Internet access providers is uncertain, as is the effect on the Company's business given different possible applications. Similarly, the Company is unable to predict the effect on the Company from the potential future application of various domestic and foreign laws governing content, export restrictions, privacy, consumer protection, export controls on encryption technology, tariffs and other trade barriers, intellectual property and taxes.

Reliance on Key Personnel

         The Company's success depends in part upon the performance of its executive officers and other key employees. The loss of the services of one or more of its key personnel could have a material adverse effect on the Company's business, financial condition and operating results. The Company depends on its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

Volatility of Share Price

         The market price of the Company's Common Stock has a history of volatility. Factors such as quarterly variations in financial results and membership growth and usage, new pricing strategies, the announcement of technological innovations, mergers, acquisitions, strategic partnerships or new product offerings by the Company or its competitors, the entrance of new competitors into the online services market and changes in content providers may have a significant impact on the market price of the Common Stock. Moreover, the Common Stock could experience price volatility based on market conditions.

Litigation and Other Proceedings


         The Company is a party to various litigation matters, investigations and proceedings, including a lawsuit filed on behalf of shareholders against the Company and its chief executive officer and chief financial officer alleging violations of the federal securities laws. Such class action lawsuit was filed in federal court in Alexandria, Virginia against the Company, its officers, outside directors and its auditors in February 1997. In July 1997, the court dismissed the complaint, finding that the allegations of the complaint were not sufficiently specific. The plaintiffs filed an amended complaint in September 1997, this time naming the Company, its chief executive officer and its chief financial officer as defendants. Although the case is scheduled to be tried in 1998, the Company has entered into a preliminary agreement to settle the action, subject to negotiation of final documentation and approval by the court. As part of the settlement, the Company will make up to $35 million in payments, a substantial portion of which it expects to be covered by insurance. A shareholder derivative suit related to such class action lawsuit has also been filed in Delaware chancery court against certain current and former directors of the Company and remains pending.

         The Company, one of its subsidiaries and two officers are named in a lawsuit alleging, among other matters, that the Company breached an agreement and has monopolized and attempted to monopolize an alleged market for online games. The complaint seeks $100 million in damages and requests other relief. A trial date has been set for late June 1998.

         In late May 1998, the Company entered into an Assurance of Voluntary Compliance with representatives of the offices of 44 State Attorneys General regarding the Company's advertising, consumer and marketing practices. The settlement provides that the Company will provide additional disclosures in its advertising and marketing materials and individualized notice to members of material changes in the member agreement or increases in member fees. The Assurance also requires the Company to make a $2.6 million payment to the states to cover investigative costs and fund future Internet consumer protection and education efforts and contains other terms which will not have a material adverse effect on the financial condition or results of operations of the Company.

         The  costs  and  other   effects  of  pending  or  future   litigation,
governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.


Year 2000 Potential Problems


         The Company utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating the AOL Service, the CompuServe Service, their proprietary software, member services, network access, content providers, joint ventures and various administrative and billing functions. To the extent the Company's and CompuServe's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary. The Company has appointed a Year 2000 Task Force to perform an audit to assess the scope of the Company's risks and bring its applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, the Company has begun to ask its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000.

         The Company is conducting its Year 2000 audit, and is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of the Company's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on
the  Company's  business,   financial  condition  or  results  of    operations.


Future Sales of Common Stock


         Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock. Shareholders of approximately 5,419,834 shares of America Online Common Stock (outstanding or issuable upon exercise of certain rights), in addition to the approximately 6,705,790 shares, subject to adjustment, issuable upon conversion of the Notes registered hereunder, have rights of registration of their shares for resale. In connection with a master data communications agreement, the Company has issued a warrant to purchase 7,200,000 restricted shares of the Company's common stock under the terms of which the Company would be required to register such shares on Form S-3 within 45 days of a full exercise. Additional shares are subject to registration statements on Form S-8 in connection with the Company's stock option plans. The sales of any of the foregoing shares could have a material adverse effect on the then-prevailing market price of Common Stock.


Anti-Takeover Defense Provisions


         The Company's Restated Certificate of Incorporation and Restated By-laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of its Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company has a new shareholder rights plan pursuant to which holders of Common Stock are entitled to one preferred share purchase right for each outstanding share of Common Stock they hold, exercisable under certain defined circumstances involving a potential change of control. The Rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire the Company in terms not approved by the Company's Board of Directors. See "Description of Capital Stock--New Shareholder Rights Plan." The foregoing provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock.


Subordination of the Notes

         The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Debt of the Company, including the Company's existing revolving credit facility. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to Senior Debt, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.


         As of March 31, 1998, the Company had approximately $576,001,000 of indebtedness and other liabilities (including amounts available under a credit facility) that would have constituted Senior Debt. As of March 31, 1998, the Company had approximately $376,001,000 of Senior Debt outstanding. As of March 31, 1998, the Company's subsidiaries had approximately $105,178,000 of indebtedness and other liabilities (including trade payables and excluding intercompany liabilities) as to which the Notes would have been effectively subordinated. The Indenture does not prohibit or limit the incurrence of Senior Debt or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Debt, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. See "Description of Notes--Subordination".


Absence of Market for the Notes; Transfer Restrictions on the Notes

         There is no existing public trading market for the Notes (which currently are registered to trade on the PORTAL System in the United States and the Euroclear System outside the United States), and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the sale by the Selling Securityholders of the Notes, Conversion Shares or Resale Stock offered hereby. See "Selling Securityholders."

                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table sets forth the ratio of earnings to fixed charges for the nine months ended March 31, 1998 and for each of the last five fiscal years.

                         Nine Months Ended
                             March 31,          Fiscal Year ended June 30,
                              1998        1997     1996    1995     1994    1993

Ratio of Earnings to
 Fixed Charges.......         1.88x        --      4.63x    --     4.98x   4.39x

         For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus interest expense on indebtedness, amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and premium and the portion of rent expense deemed representative of an interest factor. For the years ended June 30, 1997 and 1995, the deficiency of earnings to fixed charges totaled $448.3 million and $16.0 million, respectively.


                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture, dated as of November 17, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), copies of which are available for inspection at the Corporate Trust Office of the Trustee in Boston, Massachusetts. In addition, the Trustee maintains an office or agency in the Borough of Manhattan, The City of New York, where Notes may be surrendered for registration of transfer or exchange, for payment or where notices and demands to or upon the Trustee may be served. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to America Online, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms.

General

         The Notes are unsecured subordinated obligations of the Company, limited to $350,000,000 aggregate principal amount, and mature on November 15, 2002. Payment in full of the principal amount of the Notes is due on November 15, 2002. The Notes bear interest at the rate of 4% per annum from November 17, 1997, payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998.

         The Notes are convertible into shares of Common Stock initially at the conversion price stated on cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights", at any time on or after March 12, 1998, prior to the close of business on the maturity date, unless previously redeemed or repurchased.

         The Notes are redeemable under the circumstances and at the redemption prices set forth below under "--Optional Redemption", plus accrued interest to the redemption date. The Notes are also subject to repurchase by the Company at the option of the Holders, as described below under "Repurchase at Option of Holders Upon a Change in Control."

Form and Denomination

         Except as provided below, Notes sold to Qualified Institutional Buyers otherwise than in reliance on Regulation S are represented by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Restricted Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Restricted Global Note (and any Notes issued in exchange therefor) are subject to certain restrictions on transfer set forth therein and in the Indenture and bear the legend regarding such restrictions set forth under "Notice to Investors".

         Notes issued pursuant to Regulation S ("Regulation S Notes") are represented by one or more global notes in fully registered form without interest coupons (collectively, the "Regulation S Global Note" and, together with the Restricted Global Note, the "Global Notes" or each individually, a "Global Note") registered in the name of a nominee of DTC and deposited with the Trustee, for the accounts of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). Until the 40th day after November 17, (such period, the "Restricted Period"), beneficial interests in the Regulation S Global Note may be held only through Euroclear or CEDEL, unless delivery is made through the Restricted Global Note in accordance with the certification requirements described below. The Regulation S Global Note (and any Notes issued in exchange therefor) bear the legend set forth in bold type on the cover of the version of the Offering Circular used in connection with the offering of the Regulation S Notes.

         Prior to the expiration of the Restricted Period, a beneficial interest in a Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction (a "Restricted Global Note Certificate"). After the expiration of the Restricted Period, such certification requirements will no longer apply to such transfers.

         Beneficial interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note, only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or Rule 144 under the Securities Act (a "Regulation S Global Note Certificate") and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

         Except in the limited circumstances described below under "--Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

         The Notes were issued only in fully registered form, without exception. The Notes were initially issued in minimum denominations of $1,000. No service charge was made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

         The Company initially appointed the Trustee at its corporate trust office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by the Regulation S Global Note and the Restricted Global Note and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

         The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

Global Notes

         The following description of the operations and procedures of DTC, Euroclear and CEDEL is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         Upon the issuance of the Regulation S Global Note and the Restricted Global Note, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respects to interests of participants) and the records of participants (with respect to interest of persons other than participants).

         As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

         Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold such interests through organizations other than CEDEL and Euroclear that are participants in the DTC system. CEDEL and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants throughout customers' securities accounts in their respective names on the books of their respective depositories, which, in turn, will hold such interests in the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

         Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interest in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

         Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received on Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregated principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certificated Notes

         If DTC is at any time unwilling or unable to continue as a depository for the reasons set forth above under "--Global Notes," or in the case of a Global Note held for an account of Euroclear or CEDEL, Euroclear or CEDEL (as the case may be) is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Regulation S Global Note or Restricted Global Note, as the case may be.

         In the case of certificates for Notes in non-global form issued in exchange for the Restricted Global Note, such certificates will bear the legend referred to under "--Notices" (unless the Company determines otherwise in accordance with applicable law), subject, with respect to such Notes, to the provisions of such legend. The holder of a Note in non-global form may transfer such Note, subject to compliance with the provisions of such legend, by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Upon the transfer, exchange or replacement of Notes bearing the legend, or upon specific request for removal of the legend on a Note, the Company will deliver only Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Company that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any Note in non-global form may be transferred to a person who takes delivery in the form of an interest in any Global Note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be.

         Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that the Shelf Registration Statement or amendment covering the Notes and the Common Stock is declared effective by the Commission or as DTC, Euroclear or CEDEL may require.

Conversion Rights

         The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000, into shares of Common Stock at any time on or after March 12, 1998, and prior to the close of business on the maturity date, unless previously redeemed or repurchased at a conversion rate of 19.1594 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $52.1937 per share) (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for such Note.

         The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered, unless otherwise provided by such notice. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate, and payment, if any, will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date and as a result, the right to convert such Notes with respect to which the Holder has exercised redemption or repurchase rights would terminate during such period) must be accompanied by payment in New York Clearing House Funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date but before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date for which the right to convert such Notes would terminate during the period between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of Common Stock at the close of business on the day of conversion. Such market price will be calculated by the Company and shall be deemed to be the average of the daily Closing Prices per share for the five consecutive Trading Days selected by the Company commencing not more than 10 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to an issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive such issuance or distribution. "Closing Price Per Share" means, for any day, the last reported sales price per share on the NYSE. A "Trading Day" is any day on which the NYSE is open for business.

         A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

         The conversion rate is subject to adjustment in certain events, including: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The
Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments.

         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property, if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain U.S. Federal Income Tax Consequences."

Subordination

         The payment of the principal of, premium, if any, and interest on, the Notes and coupons will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidence by bonds, debentures, notes or similar instruments, (b) reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities issued for the account of the Company, (c) every obligation of the Company issued or assumed as the deferred purchase price of property or services purchased by the Company, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under U.S. generally accepted accounting principles, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates, (f) indebtedness of others of the kinds described in the preceding clauses (a) through (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; provided, however, that the following shall not constitute Senior Debt: (i) any particular indebtedness or obligation that is owed by the Company to any of its direct and indirect Subsidiaries and (ii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the Notes or that such indebtedness is pari passu with or junior to the Notes.

         No payment on account of principal, premium, if any, or interest on, the Notes or any coupon may be made if there shall have occurred (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.


         As of March 31, 1998, the Company had approximately $576,001,000 of indebtedness and other liabilities (including amounts available under a credit facility) that would have constituted Senior Debt. As of March 31, 1998, the Company had approximately $376,001,000 of Senior debt outstanding. As of March 31, 1998, the Company's subsidiaries had approximately $105,178,000 of indebtedness and other liabilities (including trade payables and excluding intercompany liabilities). The Notes are structurally subordinated to all indebtedness and other liabilities (including trade payable and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


         The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness or liabilities.

Optional Redemption

         The Notes may not be redeemed prior to November 15, 2000. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below, at the redemption prices set forth below.

         The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on November 15 of the following years:
                                              Redemption
                            Year                Price
                            2000                101.6%
                            2001                100.8%

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

Repurchase at Option of Holders Upon a Change in Control

         If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date.

         The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock, the fair market value of which Common Stock shall be equal to 95% of the average of the closing prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date, provided that payment may not be made in Common Stock unless such shares are listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment.

         Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be sufficiently given to Holders of Notes if in writing and mailed, first class postage prepaid, to each Holder of a Note affected by such event, at the address of such Holder. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Common Stock.

         A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

         (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

         (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day, or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

         Any repurchase in connection with a Change in Control would, absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "--Subordination." Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "--Events of Default."

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

         The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

Mergers and Sales of Assets by the Company

         The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than a wholly owned subsidiary), and the Company may not permit any Person (other than a wholly owned subsidiary) to consolidate with or merge into the Company or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, the Company or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (d) the Company has provided to the Trustee an Officers' Certificate and Opinion of Counsel as provided in the Indenture.

Events of Default

         The following will be Events of Default under the Indenture: (a) failure to pay any interest (including Liquidated Damages) on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay the principal or Redemption Price or Repurchase Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control;
(d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (e) default under any bond, debenture, note or other evidence of Indebtedness of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company (including the Notes), whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such Indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice (a Notice of Default) is given to the Company by the Trustee or to the Company and the Trustee as provided in the Indenture, unless such default shall have been remedied, cured or waived as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default (other than an Event of Default specified in subsection (f) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount (or specified amount) of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

         At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture.

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

         The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture without the consent of the Holders, (a) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and obligations under the Indenture and the Notes, (b) to add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company under the Indenture, (c) to secure the Notes, (d) to modify the restrictions on, and procedures for, resale and other transfers of the notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally, (e) to make provision with respect to the conversion rights of Holders pursuant to the Indenture, (f) to accommodate the issuance of Notes in book-entry or definitive form and related matters not affecting adversely the interests of the Holders, (g) to comply with the requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act of 1939, (h) to evidence and provide for the acceptance and appointment of a successor trustee, or (i) to cure any ambiguity or correct or supplement any provision of the Indenture, provided that such action shall not adversely affect the interests of the Holders in any material respect. In addition, modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note,
(c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the coin or currency of payment of principal of, premium, if any, or interest on, any Note or coupon, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (g) adversely affect the right to convert Notes, (h) modify the subordination provisions in a manner adverse to the Holders of the Notes, (i) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (j) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (k) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a Resolution is adopted, or (l) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the U.S. securities laws.

         The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Transfer and Exchange

         The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its office or agency in the City of New York. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts.

Purchase and Cancellation

         The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

         All  Securities  and  coupons  surrendered  for  payment,   redemption,
repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Securities so delivered to the Trustee shall be canceled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled except as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all canceled Securities and coupons and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Securities, the form of each canceled Security and coupon so destroyed.

Title

         The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

Notices

         Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be.

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

Replacement of Notes

         Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued.

Payment of Stamp and Other Taxes

         The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

Governing Law

         The Indenture, the Notes and the coupons will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

         The Trustee for the Holders of the Notes issued under the Indenture is State Street Bank and Trust Company.

         In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

         The statements set forth under this heading with respect to AOL's Restated Certificate of Incorporation (the "AOL Charter"), AOL's Restated By-laws (the "AOL By-laws") and the Delaware General Corporation Law (the "DGCL"), are brief summaries thereof and do not purport to be complete. Such statements are subject to the detailed provisions of the AOL Charter, the AOL By-laws and the DGCL.


         The authorized capital stock of AOL consists of 600,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of April 30, 1998, there were 216,201,994 shares of Common Stock outstanding (giving effect to a 2-for-1 stock split paid on March 16, 1998) and 1,000 shares of Series B Convertible Preferred Stock outstanding. In April 1993, the Board of Directors of the Company designated 200,000 shares of the Company's Preferred Stock as Series A Junior Participating Preferred Stock in connection with the establishment of a shareholder rights plan, which will be eliminated in connection with the termination of such old shareholder rights plan. In May 1998, the Board of Directors designated 500,000 shares of the Company's Preferred Stock as Series A-1 Junior Participating Preferred Stock in connection with the establishment of a new shareholder rights plan. See "--New Shareholder Rights Plan."


Common Stock

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect those directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company the holders of Common Stock are entitled to receive ratably, according to the number of shares of Common Stock held by them, the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be issued at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

         The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of the Company's authorized class of undesignated Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         The stockholders of the Company have granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.


         During May 1996, the Company sold 1,000 shares of Series B convertible preferred stock ("Series B Preferred Stock") for approximately $28,000,000. The Series B Preferred Stock had an aggregate liquidation preference of approximately $28,000,000 and accrued dividends at a rate of 4% per annum. During May 1998, the Preferred Stock, plus accrued but unpaid dividends, automatically converted into shares of Common Stock based on the fair market value of Common Stock at the time of conversion.


Warrant


         In connection with an agreement with one of the Company's communications providers, the Company has issued an outstanding warrant, exercisable through March 31, 1999, subject to certain performance standards specified in the agreement, to purchase 7,200,000 shares of Common Stock at a price of approximately $1.95 per share.


Charter Provisions

         The Company's Restated Certificate of Incorporation and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of eight members, classified into three classes. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

         The Company's Restated Certificate of Incorporation includes provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The Company's Restated Certificate of Incorporation and Restated By-Laws include provisions indemnifying the Company's directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the Board of Directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

         The Company's Restated By-Laws require that nominations for the Board of Directors made by the stockholder and proposals by stockholders seeking to have any business conducted at a stockholders' meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 60 days nor earlier than 90 days prior to the date of the meeting. A stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal.

         In addition, the Restated Certificate of Incorporation contains a "fair price" provision (the "Fair Price Provision") providing that certain "Business Combinations" with any "Interested Stockholder" (as each term is defined in the Fair Price Provision) may not be consummated without an 80% stockholder vote, unless either approved by at least a majority of the Disinterested Directors (as defined in the Fair Price Provision) or certain minimum price and procedural requirements are met. An "Interested Stockholder" is defined to include any individual or entity who is, or is an affiliate and during the prior two years was, the beneficial owner of more than 15% of the voting stock of the Company. A "Business Combination" includes, among other things, (i) a merger or consolidation, (ii) the sale or other disposition of 10% or more of the Company's assets, (iii) the issuance of stock having a value in excess of 10% of the fair market value of the Company's Common Stock, (iv) any reclassification or recapitalization which increase the proportionate share holdings of an Interested Stockholder and (v) the adoption of a plan of liquidation or dissolution proposed by or on behalf of an Interested Stockholder. A significant purpose of the Fair Price Provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire the Company. The affirmative vote of the holders of 80% of the voting power of the Company is required to amend or repeal the Fair Price Provision or adopt any provision inconsistent with it.

         The Company's Restated Certificate of Incorporation and Restated By-Laws provide that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders, or by the unanimous written consent of all stockholders entitled to vote. Special meetings may be called only by the Board of Directors or the Chief Executive Officer of the Company. In addition, the Restated Certificate of Incorporation provides that the Board of Directors may, from time to time, fix the number of directors constituting the Board of Directors, and only the directors are permitted to fill vacancies on the Board of Directors.

         The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least 80% of the outstanding voting stock of the Company is required to amend or repeal certain provisions of the Company's Restated Certificate of Incorporation, and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 80% vote is also required for stockholders to amend or repeal the Company's Restated By-Laws.

         The provisions of the Restated Certificate of Incorporation and Restated By-Laws discussed above could make more difficult or discourage a proxy contest or the acquisition of control by substantial block of the Company's stock or the removal of any incumbent member of the Board of Directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.


New Shareholder Rights Plan

         The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan"). The New Plan was implemented by declaring a dividend, distributable to shareholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. All rights granted under the Company's former shareholder rights plan will be redeemed in conjunction with the implementation of the New Plan. Each Right under the New Plan will initially entitle registered holders of the Common Stock to purchase one one-thousandth of a share of the Company's new Series A-1 Junior Participating Preferred Stock ("Series A-1 Preferred Stock") at a purchase price of $900 per one one-thousandth of a share of Series A-1 Preferred Stock, subject to adjustment. The Rights will be exercisable only if a person or group (i) acquires 15% or more of the Common Stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the Common Stock. Once exercisable, and in some circumstances if certain additional conditions are met, the New Plan allows shareholders (other than the acquiror) to purchase Common Stock or securities of the acquiror having a then-current market value of two times the exercise price of the Right. The Rights are redeemable for $.001 per Right (subject to adjustment) at the option of the Board of Directors. Until a Right is exercised, the holder of the Right, as such, has no rights as a shareholder of the Company. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.001 per Right prior to the earlier of (i) the time prior to such time as any person has become an Acquiring Person (as defined in the Rights Agreement), or (ii) May 12, 2008.

         The New Plan and the Rights will replace the rights issued pursuant to a shareholder rights plan adopted by the Company in fiscal 1993. The Board of Directors has approved and the termination of such plan the redemption of the rights under the former plan effective as of June 1, 1998, as permitted under the terms of the former plan. The former rights plan provided the registered holders of Common Stock the right, in certain limited circumstances involving a potential business combination or change of control transaction of the Company, to acquire additional shares of Common Stock at a reduced price.


Change of Control

         Section 203 of the DGCL prohibits generally a public Delaware corporation, including AOL, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes
(i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) certain other transactions resulting in a financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of certain U.S. Federal income and estate tax consequences of the ownership and disposition to initial holders of the Notes and the Common Stock held as capital assets. For purposes of this summary, a "U.S. Holder" is (i) a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof,
(iii) an estate or trust whose income is includible in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) an individual or entity otherwise subject to U.S. Federal income tax on its worldwide income on a net income basis; and a "Non-U.S. Holder" is any holder other than a U.S. Holder. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings, and decisions in effect or available on the date of this Offering Circular. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not address all aspects of U.S. Federal income tax law that may be relevant to holders that may be subject to special treatment under such laws (for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, holders whose "functional" currency is not the U.S. dollar, or holders who engage in certain "straddle" or "hedging" transactions). Accordingly, prospective investors are urged to consult with their tax advisors regarding the U.S. Federal, state, local, foreign and other tax consequences of owning and disposing of the Notes and Common Stock.

Tax Treatment of U.S. Holders

         Dividends and Sale or Disposition. A U.S. Holder will not recognize gain or loss upon the conversion of the Notes solely into Common Stock of the Company (except with respect to cash in lieu of fractional shares). The U.S. Holder's basis in the Common Stock received on conversion will be the same as the U.S. Holder's adjusted tax basis in the Notes at the time of the conversion, and a U.S. Holder's holding period for the Common Stock will include the U.S. Holder's holding period of the Notes that were converted.

         A U.S. Holder will recognize gain or loss upon the sale, redemption, repurchase or other taxable disposition (collectively, a "Disposition") of the Notes or Common Stock in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Notes or Common Stock and the amount received therefor (other than amounts attributable to accrued but unpaid interest on the Notes which will be treated as interest). Such gain applicable to non-corporate U.S. Holders generally will be long-term capital gain if the Notes or Common Stock were held for more than one year (and will be subject to a further reduced tax rate if the Notes or Common Stock were held for more than eighteen months).

         The conversion price of the Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations issued thereunder, there may be a taxable constructive distribution to U.S. Holders of Notes, resulting in ordinary income (subject to a possible dividends received deduction for corporate holders) to the extent of the Company's current and accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price increase such U.S. Holders' proportionate interest in the earnings and profits and assets of the Company. Such adjustment may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to U.S. Holders of Common Stock of the Company) and in such a case a constructive distribution would arise, whether or not the U.S. Holders ever convert the Notes. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive dividend.

Tax Treatment of Non-U.S. Holders

         Interest and Sale or Disposition of the Notes. Payments on Notes to a Non-U.S. Holder, or gain realized on the Disposition of the Notes by a Non-U.S. Holder, will not be subject to U.S. Federal income or withholding tax, as the case may be, unless such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the U.S., provided that (A) in the case of payments of interest or principal, (i) the Non-U.S. Holder or agent thereof satisfies certain certification requirements set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of the Company within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through equity ownership, and
(iv) the beneficial owner is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, or, (B) in the case of gain, (i) such Non-U.S. Holder holds the Notes as a capital asset and is not present in the U.S. for 183 days or more in the taxable year of Disposition. A Non-U.S. Holder may also be subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

         Dividends. In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate (or any lower rate prescribed by an applicable U.S. tax treaty) unless the dividends are effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder within the U.S. In determining the applicability of a tax treaty that provides for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. However, under Treasury regulations released on October 6, 1997, which will generally be effective for payments made on or after January 1, 1999, a Non-U.S. Holder would be required to file certain forms in order to claim the benefit of an applicable treaty rate. Dividends effectively connected to a trade or business carried on by a Non-U.S. Holder within the U.S. generally will not be subject to withholding (if the Non-U.S. Holder properly files the applicable Internal Revenue Service ("IRS") Form with the payor of the dividend) and generally will be subject to U.S. Federal income taxation at ordinary U.S. Federal income tax rates. Effectively connected income may be subject to different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the Non-U.S. Holder in the U.S. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may be subject to the branch profits tax (which generally is imposed upon a foreign corporation at a rate of 30% of the deemed repatriation from the U.S. of "effectively connected earnings and profits") except to the extent that an applicable tax treaty provides otherwise. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

          Sale or Disposition of Common Stock. Generally, a Non-U.S. Holder will not be subject to U.S. Federal income tax on any gain realized upon the disposition of his Common Stock unless: (i) the Company has been, or is a "U.S. real property holding corporation" for U.S. Federal income tax purposes and certain other requirements are met, (ii) the gain is effectively connected with the conduct of a trade or business carried on by the Non-U.S. Holder within the U.S., or (iii) the Common Stock is disposed of by a Non-U.S. Holder who holds the Common Stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of Disposition. The Company believes that it has not been, is not currently, and based upon its current business plans, is not likely to become a U.S. real property holding corporation. A Non-U.S. Holder may also be subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates. Non-U.S. Holders should consult applicable tax treaties, which may exempt from U.S. Federal income tax gains realized upon the Disposition of Common Stock in certain cases. Estate Tax

         A Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. Federal estate tax provided that
(A) such individual does not actually or constructively own 10% or more of the total combined voting power of the Company within the meaning of Section 871(h)(3) of the Code and the regulations thereunder and (B) such payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with a trade or business carried on by such individual within the U.S.

         Common Stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. Federal estate tax.

Backup Withholding and Information Reporting

         U.S. Holders. Under certain circumstances, a U.S. Holder who is an individual may be subject to backup withholding (generally imposed at the rate of 31%) on interest, dividends and principal payments made to, and the proceeds of sales before maturity made by, certain U.S. Holders. This withholding generally applies only if such individual U.S. Holder (i) fails to furnish his or her taxpayer identification number ("TIN") to the U.S. financial institution or any other person responsible for the payment of dividends on the Common Stock, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to properly report payments of interest and dividends and the IRS has notified the Company that he or is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is her or her correct number and that he or she is not subject to backup withholding.

         Non-U.S. Holders. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld, if any, with respect to, each Non-U.S. Holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or if withholding was not required because the dividends were effectively connected with a trade or business carried on by the Non-U.S. Holder within the U.S. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

         U.S. backup withholding (generally imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply (i) to dividends paid on Common Stock to a Non-U.S. Holder at an address outside of the U.S., absent actual knowledge by the payor that the payee is not a Non-U.S. Holder, or (ii) to dividends paid to Non-U.S. Holders that are either subject to the U.S. withholding tax (whether at 30% or at a reduced treaty rate), or (iii) that are exempt from such withholding because such dividends constitute effectively connected income.

         The payment of the proceeds from the Disposition of Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the Disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. Unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption, information reporting generally will apply to Dispositions through (a) a non-U.S. office of a U.S. broker and (b) a non-U.S. office of a non-U.S. broker that is either a "controlled foreign corporation" for U.S. Federal income tax purposes or a person 50% or more of whose gross income from all sources for a three year testing period was effectively connected with a U.S. trade or business.

         On October 6, 1997, the IRS released final regulations revising the withholding tax, information reporting and backup withholding tax rules described above, which will generally be effective for payments made on or after January 1, 1999 (although transition rules will apply with respect to the application of certain of the revised rules before and after that date) (the "1999 Regulations"). In general, the 1999 Regulations require certain Non-U.S. Holders to provide additional information in order to establish an exemption from or reduce the rate of withholding tax or backup withholding tax. In particular, the 1999 Regulations require that foreign partnerships and partners of a foreign partnership provide certain information and comply with certain certification requirements not required under prior law. In some circumstances, a failure to comply with such requirements could subject the gross proceeds from the sale of a Note or shares of Common Stock received by a Non-U.S.-holder to backup withholding tax of 31%. Further, the 1999 Regulations generally apply backup withholding and information reporting to dividends paid on Common Stock to a Non-U.S. Holder at an address outside of the U.S. unless such Non-U.S. Holder owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. Each Non-U.S. Holder should consult his or her tax advisor to review the application of the 1999 Regulations and the applicable information reporting and certification requirements that will be imposed with respect to an investment in the Notes or shares of Common Stock.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL TAX CONSEQUENCES
             IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.
          ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH
          THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE

               NOTES AND COMMON STOCK. SELLING SECURITYHOLDERS

Note Selling Securityholders


         The Notes were originally issued by the Trustee and sold by Goldman Sachs & Co., BT Alex. Brown Incorporated, Lehman Brothers Inc., and Cowen & Company (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Note Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Conversion Shares. The term Note Selling Securityholders includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors. The Company intends to supplement this prospectus from time to time to add other Selling Securityholders up to a total Principal Amount of $350,000,000 of Notes Owned.



         Based upon information provided to the Company by the Note Selling Securityholders, the table below sets forth information with respect to the Note Selling Securityholders and the respective number of Notes and Conversion Shares beneficially owned by each Note Selling Securityholder that may be offered pursuant to this Prospectus.

                                                                                 Common Stock
                                                           Principal Amount      Issuable Upon
Selling Holder                                              of Notes Owned        Conversion

Abu Dhabi Investment Company                              $    1,000,000.00         19,159.40
Aim Charter Fund                                              25,000,000.00        478,985.00
Aim V.I. Growth and Income                                     4,000,000.00         76,637.60
Alexandra Global Investment Fund, I                            6,000,000.00        114,956.40
Arkansas PERS                                                    880,000.00         16,860.27
Associated Electric & Gas Insurance Services Lmtd.               550,000.00         10,537.67
BancAmerica Robertson Stephens                                 3,250,000.00         62,268.05
Bank of America Pension Plan I                                 2,000,000.00         38,318.80
Banque Generales Du Luxembourg S.A. 'FOR CLIENTS A/C'             10,000.00            191.59
Baptist Health                                                   211,000.00          4,042.63
Black Diamond LTD(1)                                           1,577,000.00         30,214.37
Black Diamond Partners, L.P.(2)                                1,405,000.00         26,918.96
BT Alex. Brown                                                 6,900,000.00        122,620.16
BZW Securities Limited                                        20,000,000.00        383,188.00
The Class IC Company, Ltd.                                       500,000.00          9,579.70
Colonial PennLife Insurance Co.                                1,500,000.00         28,739.10
Commonwealth Life Insurance Co. Teamsters - Camden Non-        4,700,000.00         90,049.18
Enhanced
Commonwealth Life Insurance Co. Stock Trac (Teamsters)         3,000,000.00         57,478.20
Deeprock & Co. Inc.                                            1,700,000.00         32,570.98
Deutsche Bank AG                                              25,500,000.00        488,564.70
Deutsche Morgan Grenfell, Inc.                                 1,080,000.00         20,692.15
Double Black Diamond Offshore, LDC(3)                            666,000.00         12,760.16
Dunham & Associates Fund I                                        63,000.00          1,207.04
Dunham & Associates Fund II                                       33,000.00            632.26
Engineers Joint Pension Fund                                     325,000.00          6,226.81
Falcon Seaboard Investment Company, L.P.                         400,000.00          7,663.76
Glacier Water Services Inc.                                      600,000.00         11,495.64
The Gleneagles Fund Company                                    1,000,000.00         19,159.40
Goldman, Sachs & Co.                                          40,955,000.00        784,673.23
Goldman Sachs & Co., New York in the name of Goldman           1,550,000.00         29,697.07
Sachs & Co. Bank, Zurich
Hamilton Partners Limited                                      5,000,000.00         95,797.00
Highbridge Capital Corp.(4)                                      107,000.00          2,050.06
Highbridge International LLC                                  24,600,000.00        471,321.24
HSBC Securities Inc.                                           3,200,000.00         61,310.08
HSB Group, Inc.                                                1,000,000.00         19,159.40
ICI American Holdings Trust                                      300,000.00          5,747.82
Kapiolani Medical Center for Women & Children                    100,000.00          1,915.94
Kennilworth Partners LP                                           10,000.00            191.59
LDG Limited                                                      500,000.00          9,579.70
Merrill Lynch Pierce Fenner and Smith                          8,125,000.00        155,670.13
Nalco Chemical Corp. Retirement                                  145,000.00          2,778.11
Nicholas Applegate Income & Growth                             3,243,000.00         62,133.93
Nomura Securities (Bermuda) Ltd.                               7,500,000.00        143,695.50
OZ Master Fund, LTD.                                           1,500,000.00         28,739.10
Palladin Overseas Fund Ltd.                                    1,000,000.00         19,159.40
Palladin Partners I, L.P.                                        500,000.00          9,579.70
Paloma Securities L.C..                                        4,500,000.00         86,217.30
Physicians Life                                                  114,000.00          2,184.17
PREM Global Yield                                                400,000.00          7,663.76
PRIM Board                                                     1,175,000.00         22,512.30
R2 Investments, L.D.C.                                         2,400,000.00         45,982.56
San Diego City Employees                                         874,000.00         16,745.32
San Diego County                                               2,689,000.00         51,519.63
SBC Warburg Dillon Read Inc.                                   7,500,000.00        143,695.50
Smith Barney Inc.                                                100,000.00          1,915.94
Society Generale Securities Corp.                              9,000,000.00        172,434.60
Spear, Leeds & Kellogg                                           700,000.00         13,411.58
Starvest Fund - Discretionary                                    400,000.00          7,663.76
State of Delaware PERS                                           700,000.00         13,411.58
State of Oregon PERS                                           4,000,000.00         76,637.60
Swiss Bank Corporation - London Branch                         9,500,000.00        182,014.30
TCW CIC Equity Favored Convertible Fund                           45,000.00            862.17
Toronto Dominion (New York), Inc.                             19,000,000.00        364,028.60
TQA Arbitrage Fund, L.P.                                         500,000.00          9,579.70
TQA Leverage Fund, L.P.                                          600,000.00         11,495.64
TQA Vantage Fund, Ltd.                                         3,000,000.00         57,478.20
TQA Vantage PWS, Ltd.                                            400,000.00          7,663.76
Tribeca Investment, L.L.C.                                    14,500,000.00        277,811.30
Wake Forest University                                           659,000.00         12,626.04
Worldwide Transactions LTD                                       245,000.00          4,694.05
Zeneca Holdings Trust                                            300,000.00          5,747.82

(1)  Black Diamond is short 7,170 shares of Common Stock.
(2)  Black Diamond Partners, L.P. is short 7,435 shares of Common Stock.
(3)  Double Black Diamond Offshore, LDC is short 630 shares of Common Stock.
(4)  Highbridge Capital Corp. is short 630 shares of Common Stock.


         Based upon information provided to the Company by the Note Selling Securityholders, none of the identified Note Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Note Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or Conversion Shares, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Note Selling Securityholders upon termination of such sales. In addition, the Note Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

Stock Selling Securityholders

         The table below sets forth certain information regarding the beneficial ownership of Common Stock, as of January 31, 1998, by certain securityholders of the Company who are offering Resale Stock pursuant to the Prospectus, both before and after giving effect to this offering.



                                                      Shares                                          Shares
                                                   Beneficially              Shares to be          Beneficially
                                                  Owned Prior to              Sold in the          Owned After
                                                the Offering(1)(2)             Offering            the Offering
                                              Number         Percent                             Number      Percent

Henry Adams(3)                                31,554           *                31,554             --          --

Troy Bolotnick                                 4,000           *                 4,000             --          --

Eric Carbone(4)                               31,554           *                31,554             --          --

Carl P. Genberg                                3,018           *                 3,018             --          --

Guren Family Trust                            12,182           *                 5,691           6,491          *

Paul Kagan (5)                               114,756           *                57,378          57,378          *

Paul & Florence Kagan (5)                    114,756           *                57,378          57,378          *

Kagan Venture Fund(5)                        114,756           *                57,378          57,378          *

Knight Ridder Investment Company              34,284           *                17,142          17,142          *

Matthew B. Koll                               54,080           *                26,700          27,380          *

Laurie Plaksin                                 2,508           *                 2,508             --          --

Price Communications Corp.                    17,500           *                 8,750           8,750          *

Richard Tackenberg                             3,344           *                 3,344             --          --

Scott C. Zakarin & Deborah Mostow             12,500           *                12,500             --          --
Zakarin

-----------------------
*Represents ownership of less than 1% of the outstanding shares of Common Stock.
(1) Unless otherwise noted, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Assumes that each Stock Selling Securityholder will sell all of the shares of Common Stock offered by him hereunder. See "Plan of Distribution."
(2) Based on 210,211,880 shares of Common Stock outstanding on January 31, 1998, after giving effect to the Company's two-for-one stock split paid on March 16, 1998. In certain instances, numbers set forth in the table reflect sales after January 31, 1998 pursuant to Rule 144.
(3) Mr. Adams is Vice President of Brand Development, Extreme Fans, Inc., a wholly-owned subsidiary of AOL doing business as Real Fans ("Real Fans").
(4) Mr. Carbone is Vice President, Sports Programming, Real Fans.
(5) All such shares are owned beneficially by Paul Kagan and of record by Paul Kagan (80,346 shares), Paul and Florence Kagan (24,846 shares), and Kagan Venture Fund (9,564 shares), who intend to sell in the offering 40,173 shares, 12,423 shares, and 4,782 shares, respectively.


                              PLAN OF DISTRIBUTION

         The Offered Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of such securities for whom they may act as agents. The Selling Securityholders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange, such as the NYSE, or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Offered Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker/dealers, which may in turn engage in short  sales of the  Offered  Securities  in the course of hedging the positions they assume. The Selling Securityholders may also sell Offered Securities short and deliver Offered Securities to close out such short positions, or loan or pledge Offered Securities to broker/dealers that in turn may sell such securities. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Securityholders. The foregoing may affect the marketability of such securities.

         Pursuant to agreements with the Selling Securityholders, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Securityholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         The validity of the Notes and the Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. An attorney at Mintz Levin, who is vice chairman of the Company in an honorary capacity, owns an aggregate of 200 shares of Common Stock and options to purchase 344,000 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of America Online, Inc. appearing in its Annual Report (Form 10-K), for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the expenses that are expected to be incurred in connection with the offering of the Notes, Conversion Shares and Resale Stock. All such expenses shall be borne by the Company. All amounts set forth below are estimates, other than the registration fee.


           SEC Registration Fee               $107,533
           Legal Fees and Expenses              25,000
           Accounting Fees and Expenses         30,000
           Miscellaneous                        10,000
                                                ------
           TOTAL                              $172,533
                                              ========


         The Selling Securityholders will bear the expense of their own legal counsel and their own miscellaneous fees and expenses, if any.

Item 15.  Indemnification of Officers and Directors

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the indemnified party did not have reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 145(g) of the Delaware Corporation law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Statute"), Article Ninth of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") (incorporated by reference herein) provides that:

                  To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  The Corporation  shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Ninth.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors, pursuant to the last sentence of Paragraph 1 of this Article Ninth, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

         In  addition,   Article  Five  of  the  Registrant's  Restated  By-Laws
(Incorporated by reference herein) provides that:

                  Right to  Indemnification.  Each  person  who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in the section "Right of Indemnitees to Bring Suit" of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

                  Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section and the section "Right to Indemnification" of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

                  Right of Indemnitees to Bring Suit. If a claim under the sections "Right to Indemnification" and "Right to Advancement of Expenses" of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

                  Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

                  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         The directors and officers of the Registrant are covered by a policy of liability insurance.

         In addition, the Company's agreements with the Selling Securityholders provide for indemnification by the Registrant of the Selling Securityholders against certain liabilities under the Securities Act, the Exchange Act, state securities laws or otherwise, and, in certain cases, provide for indemnification by the Selling Securityholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act, the 1934 Act, state securities laws, or otherwise.


Item 16.  Exhibits.

Exhibit         Description
No.

2.1        --   Agreement and Plan of Reorganization  dated as of May 11, 1994, as amended,  among the Registrant,  RCC
                Acquisition  Corporation  and RCC  Communications  Corporation  (Filed  as Annex A to the  Registrant's
                Registration  Statement on Form S-4, Registration No. 33-82030, and incorporated herein by reference.)
2.2        --   Agreement  and Plan of  Reorganization  dated  as of  November  8,  1994,  among  the  Registrant,  BLT
                Acquisition  Corporation,  CMG Information  Services,  Inc. and Booklink  Technologies,  Inc. (Filed as
                Exhibit 1 to the  Registrant's  Report on Form 8-K,  filed January 9, 1995 and  incorporated  herein by reference.)
2.3        --   Asset  Purchase  Agreement  by and  between  the  Registrant  and  Advanced  Network &  Services,  Inc.
                dated as of  November  25,  1994  (Filed as  Exhibit 1 to the  Registrant's  Report on Form 8-K,  filed
                February 28, 1995 and incorporated herein by reference.)
2.4        --   Agreement  and  Plan  of  Merger  dated  as  of  December  20,  1995,  among  the  Registrant,  Santa's
                Acquisition  Corp.  and  Johnson-Grace  Company  and  its  Principal  Shareholders  (Filed  as  Exhibit
                2.1 to the  Registrant's  Report  on Form 8-K,  filed  February  14,  1996 and  incorporated  herein by reference.)
2.5        --   Stock Purchase Agreement,  dated as of August 5, 1996, among the Registrant,  The ImagiNation  Network,
                Inc.  and AT&T Corp.  (Filed as  Exhibit 10 to the  Registrant's  Report on Form 8-K,  filed  August 5,
                1996, and incorporated herein by reference.)
2.6        --   Purchase and Sale  Agreement  dated as of  September 7, 1997 by and among  America  Online,  Inc.,  ANS
                Communications,  Inc. and WorldCom,  Inc.  (Filed as Exhibit 2 to the Company's  Current Report on Form
                8-K, dated September 19, 1997, and incorporated herein by reference.)
2.7        --   Agreement  of  Purchase  and Sale  dated as of June 5,  1998 by and among  America  Online,  Inc.,  AOL
                Acquisition  Corp.,  R.G.A.O.   Holdings  Ltd.,  and  Mirabilis  Ltd  and  the  Principal  Stockholders
                (Confidential  treatment has been requested with respect to certain  portions of the Agreement)  (Filed as Exhibit 2 to the  Registrant's  Report on Form 8-K,  dated June 5, 1998 and  incorporated  herein by reference.)
4.1        --   Amendment of Section A of Article 4 of the Restated  Certificate of  Incorporation  of America  Online,
                Inc. (Previously filed)
4.2        --   Section B of Article 4, Article 6 and Article 8 of the Restated  Certificate  of  Incorporation  of the
                Registrant  (Filed as part of Exhibit 3.1 to the  Registrant's  Annual Report on Form 10-K for the year ended June 30, 1997, and incorporated herein by reference.)
4.3        --   Indenture,  dated as of November 17, 1997 between  America  Online,  Inc., as issuer,  and State Street
                Bank and Trust Company,  as trustee (Filed as Exhibit 4.1 to the Registrant's  Form 8-K, dated December
                2, 1997 and incorporated herein by reference.)
4.4        --   Registration Rights Agreement,  dated as of November 17, 1997 between America Online, Inc. and Goldman,
                Sachs & Co., BT Alex.  Brown  Incorporated,  Lehman Brothers Inc. and Cowen & Company (Filed as Exhibit
                4.2 to the Registrant's Form 8-K, dated December 2, 1997 and incorporated herein by reference.)
4.5        --   Purchase Agreement,  dated November 12, 1997 between America Online, Inc. and Goldman,  Sachs & Co., BT
                Alex.  Brown  Incorporated,  Lehman  Brothers  Inc.  and Cowen & Company  (Filed as Exhibit  4.3 to the
                Registrant's Form 8-K, dated December 2, 1997 and incorporated herein by reference.)
4.6        --   Rights  Agreement  dated  as of May 12,  1998,  between  America Online,  Inc. and  BankBoston,  N.A., as Rights Agent (Filed as Exhibit 4.1 to the  Registrant's  Quarterly  Report on Form 10-Q
                for the quarter ended March 31, 1998 and incorporated  herein by reference.)
4.7        --   Certificate  of  Designation,  Preferences  and Rights of Series A-1 Junior Participating  Preferred
                Stock
5.1        --   Opinion of Mintz,  Levin,  Cohn,  Ferris, Glovsky & Popeo, P.C., with respect to the legality of the securities being registered
12.1       --   Computation of Ratio of Earnings to Fixed Charges
23.1       --   Consent of Ernst & Young LLP
23.2       --   Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1)
24.1       --   Powers of Attorney (Previously filed)
25.1       --   Form T-1 Statement of Eligibility and Qualification of Trustee (Previously filed)


Item 17.  Undertakings.

         A.  Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of Exchange Act, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia on June 11, 1998.

                                     AMERICA ONLINE, INC.


                                By:  /S/LENNERT J. LEADER
                                     Lennert J. Leader
                                     Senior Vice President and Chief
                                     Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                           Title                                                      Date

                 *                   Chairman  of  the  Board  and  Chief   Executive           June 11, 1998
Stephen M. Case                      Officer (principal executive officer)

                 *                   President, Chief Operating Officer and Director            June 11, 1998
Robert W. Pittman

                                     Senior  Vice   President  and  Chief   Financial           June 11, 1998
/S/LENNERT J. LEADER                 Officer  (principal   financial  and  accounting
Lennert J. Leader                    officer)

                 *                   Director                                                   June 11, 1998

Daniel F. Akerson

                                     Director
Frank J. Caufield

                  *                  Director                                                   June 11, 1998

Robert J. Frankenberg

                  *                  Director                                                   June 11, 1998

Alexander M. Haig, Jr.

                  *                  Director                                                   June 11, 1998

William N. Melton

                  *                  Director                                                   June 11, 1998

Thomas Middelhoff
*By: /S/LENNERT J. LEADER
Lennert J. Leader, Attorney-in-Fact




                                  EXHIBIT INDEX

Exhibit
No.         Description

 4.7  --    Certificate of  Designation,  Preferences  and Rights of Series A-1
            Junior  Participating  Preferred Stock
 5.1  --    Opinion of Mintz,  Levin, Cohn,  Ferris,  Glovsky & Popeo, P.C.,
            with respect to the legality of the securities being registered
12.1  --    Computation of Ratio of Earnings to Fixed Charges
23.1  --    Consent of Ernst & Young LLP